SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment"), dated as of December 31, 1996, by and among L.B. FOSTER COMPANY, a Delaware corporation (the "Borrower"), and MELLON BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and CORESTATES BANK, N.A. (separately called a "Bank" and collectively the "Banks") and MELLON BANK, N.A., as agent for the Banks (in such capacity, the "Agent").

RECITALS:

WHEREAS the Borrower, the Banks and the Agent entered into an Amended and Restated Loan Agreement, dated as of November 1, 1995, which has been amended by a First Amendment to Amended and Restated Loan Agreement, dated as of January 1, 1996 (as so amended, the "Restated Agreement"), pursuant to which the Banks have extended credit to the Borrower;

WHEREAS, the Borrower and the Banks desire to amend the Restated
Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Restated Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby agree as follows:

Section 1. Amendment to Section 5.02(f) of the Restated
Agreement. Section 5.02(f) of the Restated Agreement is hereby amended by replacing the word "and" immediately prior to clause
(viii) thereof with a ",11 and by adding the following new clause at the end of Section 5.02(f):

"and (ix) after notice to the Agent and the Banks, and with the approval of the Borrower's board of directors, the sale of all or any portion of the Borrower's Parkersburg, West Virginia manufacturing plant, and the equipment, inventory, books and records and other property related thereto at any time on or prior to June 30, 1997.11

Section 2. Amendment to 5.02(g) (7) of the Restated Agreement.
Section 5.02(g)(7) of the Restated Agreement is hereby amended to read in its entirety as follows:

"(7) Advances to RPF under the Loan and Security Agreement, dated June 8, 1995, between the Borrower and RPF, aggregating, on a cumulative basis, not more than
$2,500,000.	At the option of the Borrower and RPF, all
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or any portion of such advances, once made to RPF, may be
converted into equity interests in RPF at any time thereafter, but such conversions, if any, shall not have the effect of increasing the cumulative amount of advances permitted under this Section 5.02(g)(7) above $2,500,000 in the aggregate. If requested by the Agent or the Banks, the Borrower will cause RPF's repayment obligation to be evidenced by a promissory note; and"

Section 3. Amendment to Section 5.02(g) of the Restated
Agreement. Section 5.02(g) of the Restated Agreement is hereby amended by adding a new subsection (8) thereto, to read as follows:

" (8) loans to officers of the Borrower and its Subsidiaries for the sole purpose of purchasing common stock of the Borrower, such loans (i) not to exceed $1,200,000 in the aggregate and $60,000 per officer, (ii) to be made pursuant to a plan approved by the board of directors of the Borrower and (iii) to be secured by the common stock purchased with the proceeds thereof."

Section 4. Amendment to  5.02(i) of the Restated Agreement.
Section 5.02(i) of the Restated Agreement is hereby amended by adding the following clause at the end thereof:

"and Borrower may make loans to officers of the Borrower and its Subsidiaries for the sole purpose of purchasing common stock of the Borrower, such loans (i) not to exceed $1,200,000 in the aggregate and $60,000 per officer, (ii) to be made pursuant to a plan approved by the board of directors of the Borrower and
(iii) to be secured by the common stock purchased with the proceeds thereof."

Section 5. Representations and Warranties of Borrower. The Borrower hereby represents and warrants to each Bank and the Agent that this Amendment has been duly and validly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

Section 6. Miscellaneous.

(a) This Amendment shall become effective as of the date hereof, upon execution and delivery hereof by the Banks, the Borrower and the Agent. The execution below by the Banks shall constitute a direction to the Agent to execute this Amendment.
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(b) The Restated Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed and shall, as so amended, remain in full force and effect. From and after the date hereof, all references to the "Agreement" in the Restated Agreement and in the other Loan Documents shall be deemed to be references to the Restated Agreement as amended by this Amendment.

(c) This Amendment, and the rights and obligations of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, excluding its rules relating to the conflict of laws.

(d) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Amendment as of the date first above written.

L.B. FOSTER COMPANY

By: /s/D. Minor

Title: Treasurer

MELLON BANK, N.A., individually and as Agent


Title:

PNC BANK, NATIONAL ASSOCIATION

By:

Title: